Lienhardt & Partner
Privatbank Zürich AG
Rämistrasse 23
Postfach, CH-8024 Zürich

Tel. 044 268 61 61
info@lienhardt.ch
www.lienhardt.ch

## Framework Loan Agreement

for client no. 73.512.972, including all accounts and custody accounts managed under this client no.

### 1. Contracting parties and loan amount

**Lienhardt & Partner Privatbank Zürich AG**
(hereinafter referred to as "**the Bank**")

hereby grants

**RedCloud technology ltd**
**50 Liverpool Street, London EC2M 7PY, United Kingdom**
.....................................................................................................................................................
(hereinafter referred to as "**the Borrower**")

a framework loan under the conditions listed below. Unless otherwise stipulated in this Agreement, the Borrower shall be notified of the agreed loan limit(s) per loan type, conditions, maturity date and/or changes by means of a confirmation from the Bank or account statements. The Borrower is obliged to check these and to notify the Bank immediately of any objections.

### 2. Framework loan limit

**GBP 2'800'000.00** (GBP two million eight hundred thousand), but at most in accordance with the loan-to-value ratio of the collateral accepted by the Bank.

Use and withdrawals may be made on a revolving basis in accordance with the Bank's current conditions and in the currencies accepted by the Bank. Conversion and repayment shall be made "effectively" in the currency agreed above.

The available framework loan limit is based on the loan-to-value ratio of the collateral pledged, transferred or assigned, and accepted by the Bank and may therefore be reduced or withdrawn entirely by the Bank at any time. The Bank shall decide at its own discretion which assets are eligible to be provided as collateral and to what extent the collateral is granted.

The Bank reserves the right to change its loan-to-value ratios at any time without giving notice to the Borrower, although the Borrower may request the current loan-to-value ratio at any time.

The Bank shall be free to allow loan positions that exceed the framework loan limit, such as, but not limited to, forward exchange transactions or the use of derivative financial instruments. In this case, the Bank shall not be obliged to inform the Borrower that the loan limit has been exceeded.

### 3. Loan type

The framework loan limit may be claimed by the Borrower for the following types of loan:

- Overdraft
- Fixed advance
- Cover for margin requirements from forward exchange transactions and other derivative financial instruments
- Credit commitment

## 4. Conditions/maturity date

Currently and until further notice, the following conditions apply:

The Bank shall debit the interest and any fees, charges and taxes (hereinafter collectively referred to as "Fees") payable in connection with this Agreement to the Borrower's accounts from which the loan is repayable. Unless otherwise agreed, accrued interest and other expenses shall be debited at the end of the calendar quarter, or at maturity in the case of fixed advances.

**Overdraft:**
All overdrafts (debit positions) on the aforementioned accounts, whether effected directly by the Borrower or by bank transactions, form the subject of this Agreement.

The overdraft shall be interest-bearing and calculated daily based on the current debit position. The current interest rate is **4.95%**. The interest plus a loan commission of **0.00%** per quarter shall be calculated only on the used part of the loan. The Bank shall be entitled to adjust the conditions at any time to the current conditions on the money and capital markets.

There shall be no time limit on the overdraft. This shall be due at any time, so that the reduction or repayment of the loan debt can be demanded and made at any time without observing a notice period.

**Fixed advance:**
The interest rates for fixed advances in Swiss Francs with maturities of 1 to 12 months are based on the SARON (Swiss Average Rate Overnight) of the corresponding maturity or any successor reference interest rate determined by the Bank – but at least 0% – plus a margin of **125** basis points. The Borrower shall be informed by the Bank in an appropriate manner of any imminent change to a successor reference interest rate. Fixed advances already concluded at the time of the change shall continue to run at the agreed interest rate until their maturity. The interest rates for fixed advances in foreign currencies, however, shall be based on the Bank's internal refinancing rate plus the aforementioned margin.

In the event of early termination of a fixed advance, the Borrower shall owe the Bank an early repayment penalty.

The early repayment penalty shall be calculated from the difference between the interest rate agreed for the corresponding interest period and the interest rate achievable for an investment on the interbank market at the end of the Agreement, calculated with the corresponding remaining maturity term. If the interest rate on the loan is lower than the investment rate, the early repayment penalty shall be CHF 0.00.

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**Cover for margin requirements:**
The margin requirements may be adjusted by the Bank at any time and shall be due at any time, so that reduction can be demanded and made at any time without observing a notice period.

The Bank shall be free to allow trading transactions of the Borrower for which a margin requirement is demanded in excess of the framework loan limit. The Bank shall not be obliged to notify the Borrower of this.

**Credit commitment:**
According to the conditions in force at the Bank at the time of the conclusion of guarantees or other liability or payment obligations.

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## 5. Termination

This framework loan agreement may be mutually terminated at any time with immediate effect. Any fixed-maturity loans already granted under this Agreement at the time of termination shall remain unaffected by such termination until their maturity.

## 6. Extraordinary termination

Temporary loan relationships may be terminated at any time and at the Bank's discretion before the agreed maturity date, in particular:

- in the event of a material breach of contractual obligations (default in repayment of the loan, such as principal or interest, refusal to provide collateral, provision of false information about financial circumstances);
- if there is a significant deterioration in the Borrower's financial circumstances, a significant decline in the value of collateral and/or an increase in an obligation and/or the Borrower fails to provide further collateral in the event of a margin call by the Bank and the repayment of the loan is thereby jeopardised, as well as if an attachment order, a petition for bankruptcy, or a judicial or extrajudicial moratorium is filed against the Borrower;
- in the event of significant changes with regard to the Borrower or one of its group companies that have a material impact on its financial performance.

## 7. Collateral

The provision of collateral (receivables, securities and book-entry securities, etc.) to secure the framework loan with all interest and costs pursuant to sections 4 and 12 of this Agreement shall be effected by means of separate agreements. The Borrower may only draw on the Lombard loan once the corresponding collateral agreements have been submitted to the Bank with legally valid signatures and the agreed collateral has been handed over with legally valid orders.

## 8. Risk notice

If the Borrower intends to purchase securities on loan by drawing down the loan, it is hereby expressly made aware that loan-financed investments represent an increased risk. The profitability of equity capital can be increased through the use of loans (leverage effect). However, increasing debt financing also increases the risk for the Borrower. The loan taken out and the interest must be repaid regardless of the success of the investment. In the worst case, this can result in the insolvency of the Borrower. In addition, the borrowing costs may reduce or even exceed the income from the investments. The use of loans can thus work in favour of or against the Borrower. The Borrower is aware of the above and accepts that the use of loans can also change its risk profile.

## 9. Further obligations of the Borrower

The Borrower undertakes to notify the Bank immediately of any change of domicile and to inform the Bank if circumstances arise which could jeopardise the repayment of the loan or the payment of interest and Fees or which could significantly worsen its financial situation.

## 10. Asset management

If the Borrower concludes an asset management agreement with the Bank or grants an asset management power of attorney to a third party, it shall be at the discretion of the Bank or the third party to carry out the actions granted by contract or power of attorney on the basis of the loan, using the pledged assets and within the framework loan limit granted.

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## 11. Multiple borrowers

Multiple Borrowers shall be jointly and severally entitled and liable to the Bank.

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## 12. Costs/commission/fees

The Bank shall set the rates for expenses, commissions, fees, etc. separately. It reserves the right to change these at any time, in particular to adapt them to changed circumstances. The Borrower shall be notified of any changes in an appropriate manner.

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## 13. Debit authorisation from the Bank

The Borrower hereby expressly authorises the Bank to debit interest (including any default interest), amortisation, charges, commissions, fees, costs, etc. to the debit account on their respective due dates, subject to cover. The Borrower undertakes to make the corresponding amount available on the debit account in due time.

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## 14. Intended use

According to the information provided by the Borrower, the loan amount shall be used for the execution of transactions with financial instruments pursuant to Art. 3c(5) of the Swiss Financial Services Act (FIDLEG). This results in additional rights, obligations and risks for the Borrower, which are referred to in detail in the "Information on the Investment Business of Lienhardt & Partner PrivatBank Zürich AG" brochure.

The Borrower confirms that it has been given this brochure by Lienhardt & Partner PrivatBank Zürich AG in connection with the signing of this Loan Agreement and that it has fully understood the material rights, obligations and associated risks (in particular the mode of operation and leverage) described therein.

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## 15. Special provisions

The credit line of GBP 2'800'000.00 can only be utilised as an overdraft facility.

This agreement replaces the one dated 23rd September 2025.

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**Lienhardt & Partner**
**Privatbank Zürich AG**
Rämistrasse 23
Postfach, CH-8024 Zürich

Tel. 044 268 61 61
info@lienhardt.ch
www.lienhardt.ch

### 16. Final provisions

The General Terms and Conditions, the Safe Custody Regulations, the General Pledge Agreement as well as the further special contractual documents of the Bank, such as, in particular, on the cover of margin requirements or on the further securing of the framework loan, form an integral part of this Framework Loan Agreement.

All notices from the Bank shall be validly given in accordance with the Borrower's correspondence instruction. In the event of a shortfall in cover or repossession of the loan, the Bank shall be entitled, but not obliged, to give additional notice to the address of the Borrower known to it.

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### 17. Applicable law and place of jurisdiction

All legal relations between the Borrower and the Bank, including in particular the question of their validity and enforceability, shall be governed exclusively by Swiss substantive law, to the exclusion of the provisions of private international law and other conflict of laws.
The place of performance, the place of debt collection for borrowers with a foreign domicile/registered office and the exclusive place of jurisdiction for all proceedings shall be the Swiss registered office or the Swiss office or branch of the Bank with which the business relationship exists.
The Bank shall, however, also have the right to take legal action against the Borrower before the competent court at the Borrower's domicile/registered office or before any other competent court.
Mandatory statutory provisions remain reserved.

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**Borrower's signature**

Zürich, 27.10.2025

(Place, date)

N. [signature]

RedCloud technology ltd
Dr. Nikolaus B. Senn

**Lienhardt & Partner Privatbank Zürich AG**

Zurich, 27. October 2025

[signature] [signature]

Christof Keller Cynthia Gerber